EXHIBIT RR

ThermoEnergy Corporation
323 Center Street 13th Floor Little Rock AR 82201
Tel 501.376.6477 Fax 501.244.9203

July 15, 2003

Robert,

     The tables below contain the information on your Series 98 Debentures as well as the Special Discount Debenture you purchased in December of 2002. We have calculated the interest at the rate and basis as stipulated in each debenture, translating that number into the number of ThermoEnergy common shares. Please review and make sure our figures agree with your calculations. If our figures are in agreement, please sign at the space provided below and we will order your stock certificates.

Debenture
Number	Date	Amount	Accrued Interest	Principal & Interest	# of Shares @ $l.05

Series 98-02	01/15/98	$250,000
Series 98-05	05/20/98	200,000
Series 98-06	08/24/98	250,000
TOTAL		$700,000	$750,029	$1,450,029	1,380,981

Debenture
Number	Date	Amount	Accrued Interest	Principal & Interest	# of Shares @ $1.05

Special Debenture	12/14/02	$300,000	$96,750	$396,750	377,858
[1] Total Both Series					1,758,839

     Thank you for your unwavering support and valuable counsel – both of which I hope will continue in the future as the Company moves toward business and financial success.

Sincerely,

I hereby acknowledge my intent to

Convert the above Series of Debentures to ThermoEnergy Common Stock

/s/ Dennis C. Cossey

Dennis C. Cossey

/s/ Robert S. Trump

Robert S. Trump

Date: July 28, 2003

1 Interest given for full two-years